EXHIBIT 23

      Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-02059) pertaining to the Burr-Brown Corporation Future Investment Trust of our report dated May 5, 2000, with respect to the financial statements and schedule of the Burr-Brown Corporation Future Investment Trust included in the Annual Report (Form 11-K) for the year ended December 31, 1999.

/s/ Ernst & Young LLP

Tucson, Arizona
June 25, 2000